Testing the Waters Materials Related to Series #HOLMES

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#HOLMES

DOYLE: ADVENTURES & MEMOIRS OF SHERLOCK HOLMES (1ST ED.)

THIS INITIAL OFFERING IS COMING SOON!

CURRENT VALUE: $25,000

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DETAILS GALLERY LEGAL

DESCRIPTION OF SERIES 1892 SHERLOCK HOLMES

Investment Overview

•Upon completion of the Series #HOLMES Offering, Series #HOLMES will purchase 1892 1st Edition copies of The Adventures of Sherlock Holmes and the Memoirs of Sherlock Holmes by Arthur Conan Doyle for Series #HOLMES (The “Series 1892 Sherlock Holmes” or the “Underlying Asset” with respect to Series #HOLMES, as applicable), the specifications of which are set forth below.

•Arthur Conan Doyle was an author of a diverse range of novels, poetry, and historical works, and was best known for creating the character of Sherlock Holmes.

•Sherlock Holmes is a fictional detective created by Arthur Conan Doyle and featured in dozens of stories beginning in 1886.

•The Underlying Asset is 1892 1st Edition copies of The Adventures of Sherlock Holmes and the Memoirs of Sherlock Holmes by Arthur Conan Doyle.

Asset Description

Overview & Authentication

•Arthur Conan Doyle was born on May 22, 1859, in Edinburgh, Scotland.

•Doyle described his mother as an excellent storyteller, writing in his autobiography: “In my early childhood, as far as I can remember anything at all, the vivid stories she would tell me stand out so clearly that they obscure the real facts of my life.”

•Beginning at age 9, Doyle went to Jesuit boarding school for seven years in England, a period of his life which he “loathed.”

•After his father was committed to a mental hospital, Doyle went on to pursue a career in medicine — studying at the University of Edinburgh. An account of his father’s confinement can be found in a story Doyle wrote in 1880, called “The Surgeon of Gaster Fell.”

•While in medical school, Doyle’s first story was published in the Chamber’s Journal.

•In March 1886, Doyle started writing the novel which would become “A Study in Scarlet,” the world’s first introduction to Sherlock Holmes and Dr. Watson.

•The Adventures of Sherlock Holmes was published on October 14, 1892. The two volume book was a collection of the first 12 Holmes short stories.

•The Memoirs of Sherlock Holmes was published in December 1894, featuring the second collection of Holmes short stories.

•Doyle died on July 7, 1930.

•Ellery Queen (Manfred Lee) and Barnaby Ross (Frederic Dannay) were detective writers who won McClure’s Magazine novel-writing contest and became successful authors under the pseudonym “Ellery Queen.”

•The TV show Sherlock ran from 2010 to 2017, starring Benedict Cumberbatch. With the first episode airing on October 24, 2010, the series would go on to win nine Primetime Emmys.

•In May 2012, Sherlock Holmes was given the Guinness World Record for the most portrayed human literary character in film and TV.

•The Underlying Asset is accompanied by a signed letter of authenticity from Darren Sutherland, a New York-based rare book specialist.

Notable Features

•The Underlying Asset is 1892 1st Edition copies of The Adventures of Sherlock Holmes and the Memoirs of Sherlock Holmes by Arthur Conan Doyle.

•The Underlying Asset exhibits the names of previous owners Ellery Queen (Manfred Lee) and Barnaby Ross (Frederic Dannay) in ink on the half-title of The Adventures of Sherlock Holmes.

•The Underlying Asset contains 1 of 14,500 First Edition copies of The Adventures of Sherlock Holmes printed between the US and the UK.

Notable Defects

•The Underlying Asset has undergone expert archival repair to the inner hinge of The Adventures of Sherlock Holmes.

Details

Series 1892 Sherlock Holmes
Title	The Adventures of Sherlock Holmes
Author	Arthur Conan Doyle
Publisher	George Newnes Limited
Publication Date	1892
Edition	First Issue
Condition	Fine
Title	The Memoirs of Sherlock Holmes
Author	Arthur Conan Doyle
Publisher	George Newnes Limited
Publication Date	1894
Edition	First Edition
Condition	Fine

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 1892 Sherlock Holmes going forward.

Darren Sutherland
[redacted]
desuth@gmail.com

Authentication:

Doyle, Arthur Conan. *The Adventures of Sherlock Holmes* and *The Memoirs of Sherlock Holmes.* London: George Newnes Limited., 1892-94. First editions in book form.

On October 19, 2021, I inspected the above book, and to the best of my professional knowledge, these two books represent authentic copies of Arthur Conan Doyle's *The Adventures of Sherlock Holmes* and *The Memoirs of Sherlock Holmes*, as issued, and as described above.

Attested and signed, dated October 19, 2021,

x

Darren Sutherland

Qualifications: Darren Sutherland has 25 years experience in the business of rare and antiquarian books, most recently with 10 years as the manager of the Strand Rare Book Room in New York, and 3 years as a specialist in rare books and manuscripts at Bonhams, performing numerous, and regular appraisals throughout.

#HOLMES | $25K

COMPARABLE ASSET VALUE

ASSET VALUE
+711.7%

TRANSACTIONS
8

"Holmes is arguably the most famous fictional character of the past two centuries, rivaled only by Dracula and James Bond, with perhaps, as the decades wear on, Batman and Harry Potter nipping at their heels."

NEW YORK TIMES

January 2017

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In 2014, Sherlock Holmes was given the title of the most portrayed human literary character in film and TV by Guinness World Records.

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